Exhibit 23.1

Tel: 801-269-1818	178 S. Rio Grande St, Suite 200
Fax: 801-266-3481	Five Gateway Center
Salt Lake City, UT 84101

Bio-Path Holdings, Inc.

Bellaire, Texas

We hereby consent to the incorporation by reference in the Prospectuses constituting a part of this Registration Statement on Form S-3 of our reports dated March 15, 2016, relating to the consolidated financial statements of Bio-Path Holdings, Inc. and the effectiveness of Bio-Path Holdings, Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Prospectuses.

/s/ Mantyla McReynolds, LLC

Mantyla McReynolds, LLC

Salt Lake City, Utah

December 20, 2016